Exhibit 21

                         Subsidiaries of the Registrant

                                                            Jurisdiction of
                  Name                                      Incorporation
                  ----                                      -------------

Wolohan Lumber Co. of Michigan, LLC                         Michigan

Wolohan Lumber Co., LLC                                     Indiana

Wolohan Indiana Co.                                         Michigan